Exhibit 99.1

FINAL TRANSCRIPT

Conference Call Transcript

FLE - Q2 2008 Fleetwood Enterprises, Inc. Earnings Conference Call

Event Date/Time: Dec. 06. 2007 / 10:30AM PT

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FINAL TRANSCRIPT

Dec. 06. 2007 / 10:30AM PT, FLE - Q2 2008 Fleetwood Enterprises, Inc. Earnings Conference Call

CORPORATE PARTICIPANTS

 Elden Smith

 Fleetwood Enterprises, Inc. - President & CEO

 Kathy Munson

 Fleetwood Enterprises, Inc. - Director, Investor Relations

 Boyd Plowman

 Fleetwood Enterprises, Inc. - EVP & CFO

 Charley Lott

 Fleetwood Enterprises, Inc. - Pres. Housing Group

 Paul Eskritt

 Fleetwood Enterprises, Inc. - Pres. RV Group

 Andy Griffiths

 Fleetwood Enterprises, Inc. - Sr. VP, CAO

CONFERENCE CALL PARTICIPANTS

 David Wells

 Avondale Partners - Analyst

 John Diffendal

 BB&T Capital Markets - Analyst

 Ian Zaffino

 Oppenheimer Co. - Analyst

 Jay McCanless

 FTN Midwest Research - Analyst

 Robert Rodriguez

 Pacific Advisors - Analyst

 Alvin Concepcion

 Citigroup - Analyst

 Eliott Glazer

 DuPasquier & Co. - Analyst

 Vito Menza

 Sander Capital - Analyst

 Chris Cook

 Zazove - Analyst

 PRESENTATION

Operator

 Good afternoon, ladies and gentlemen and welcome to the Fleetwood Enterprises Incorporated Second Quarter fiscal 2008 conference call. (OPERATOR INSTRUCTIONS) I will now turn the call over to Ms. Kathy Munson. Ms. Munson, you may begin.

 Good afternoon, ladies and gentlemen and welcome to the Fleetwood Enterprises Incorporated Second Quarter fiscal 2008 conference call. (OPERATOR INSTRUCTIONS) I will now turn the call over to Ms. Kathy Munson. Ms. Munson, you may begin.

 Kathy Munson  — Fleetwood Enterprises, Inc. - Director, Investor Relations

 Thank you John. Hello and welcome to Fleetwood Enterprises conference call for the second quarter of fiscal 2008. I’m Kathy Munson, Director of Investor Relations. First, we hope that all of you have accessed today’s news release announcing Fleetwood’s results for its second quarter ended October 28, 2007. The company’s 10-Q was also filed today. This call is being broadcast live over the Internet at streetevents.com and

earnings.com and is accessible from our own website, fleetwood.com. A replay of the call will be available at each site shortly after the end of this call and the call is also being taped. If you have any questions about accessing any of this information, please call the Pondel/Wilkinson Investor Relations office in California at 310-279-5980 after the conference call.

Please be advised that the statements made by Fleetwood Enterprises in today’s press release and during this conference call that relate to future plans, events or performance are forward-looking statements and are being made against the back drop of the Safe Harbor rules. These statements are based on the beliefs of the company’s management as well as assumptions made by and information currently available to the company’s management. Such statements reflect the current views of Fleetwood with respect to future events and are subject to certain risks, uncertainties and assumptions including risk factors identified in the company’s 10-K and other SEC filings. Actual results, events and performance may differ materially. Readers and conference call participants are cautioned not to place undue reliance on these forward-looking statements which speak only as of today’s date. The company undertakes no obligation to release publicly the results of any revisions to these forward-looking statements that may result from changing circumstances or unanticipated events.

With that in mind, let’s move on to today’s call with Elden Smith, President and Chief Executive Officer, and Boyd Plowman, Executive Vice President and Chief Financial Officer. The other Fleetwood executives that are available to answer your questions at the conclusion of the introductory comments are Paul Eskritt, President of the RV Group, Charley Lott, President of the Housing Group, Andy Griffiths, Sr. Vice President and Chief Accounting Officer, and Lyle Larkin, Vice President and Treasurer. I will now turn the call over to Elden Smith, Fleetwood’s President and CEO. Elden?

 Elden Smith  — Fleetwood Enterprises, Inc. - President & CEO

 Thank you, Kathy. Welcome and thanks for joining us today. Our focus on improving our cost structure is clearly making it possible to produce better results, even at lower revenue levels. That was apparent in our second fiscal quarter, where we improved our bottom line by more than $19 million, despite lower revenues. Boyd will discuss the reasons for that in more detail, but the principal cause is the sustainable cost reductions that we’ve been making over the last five or six quarters. Some of the more significant changes, such as those to our benefit plans, are sustainable but are relatively fixed as to amount. Many others, however, such as plant consolidations, lower warranty costs, improved labor efficiencies and lower material costs will continue to provide increased savings as the changes take hold. As a result, I remain confident that we will continue to move toward consistent profitability, despite the current turmoil in the housing market and the slowdown in discretionary spending. We are not dependent on a market resurgence to show improvement. We continue to aggressively pursue our strategies to improve efficiencies, reduce costs and build value-oriented products that are right for today’s consumers.

At RVIA’s national RV trade show in Louisville, Kentucky last week, we featured products that we expect to provide incremental sales because they are at price points or have feature content that we have not offered in the past. In travel trailers, our new Formula toy hauler hits a mid-range family-friendly market with a wide variety of potential uses. Each of our travel trailer brands introduced new floor plans, interior decors and exterior graphics. In motor homes we displayed our new Pulse and Icon Class C brands built on the Mercedes Sprinter chassis. Sales of more fuel efficient units, units like the Pulse and Icon, have shown great promise during the last year. We also showcased our redesigned Fiesta and Terra brands which are entry-level products packed with popular features.

Finally, we debuted our new American Coach product, the American Allegiance. It targets a new group of consumers, enabling them to enjoy the most elite standards of the American Coach brand at a more affordable price. Our current backlog numbers, which include the confirmed orders that were placed in Louisville, are as follows. For motor homes, 1,298 units are in our backlog, versus 1,636 last year. In travel trailers, the backlog is 1,799, while last year’s number was 3,896. In folding trailers, we have 1,203, versus 820 units last year. Our Housing Group’s backlog as of this week was 460 homes or 813 floors, versus 449 homes or 800 floors last year.

It appears that this year’s industry shipment level will be under 100,000 homes which is a new low. In manufactured housing, we continue to focus our efforts on improving our capacity utilization and as a result have recently consolidated our two plants in the Northwest into one facility. In addition, we have continued to reduce plant operating costs, enabling us to continue to generate operating profits in the Housing Group at lower levels of production.

As most everyone is aware, retail financing has been a significant issue for the manufactured housing industry. We believe that the eventual outcome of the changes taking place in the site-built mortgage market will provide a more level playing field for our industry, something that we have not seen in many years. Our typical customers are sensitive to down payments and monthly payments, and standard financing for manufactured homes could not compete effectively with mortgages with low or no down payments, interest only payments, loose credit standards, no documentation, and other similar loans. We are pleased to see those taken out of the home mortgage mix.

The Housing Group has enjoyed success with its operating initiatives. We have been working to lower warranty costs, increase points of distribution, and improve the satisfaction of retailers and homeowners. Since the end of January quarter, warranty costs are down as a percentage of sales more than 1.5% and net retail distribution points are up by almost 200. An independent firm assists us in gauging our customer satisfaction levels by conducting customer and retail surveys for us. Our customer satisfaction index and retailer satisfaction index have both risen dramatically since we have refocused attention on these issues. And, both metrics are now at or above the 90% goals that we set. This satisfaction level is reflected in improved market share and lower warranty costs.

We have successfully completed Phase I of the Fort Bliss, Texas, military housing project and plan to begin construction of Phase II this quarter. We are confident that we will continue to win additional contracts to build this type of modular housing for the military. Military housing contracts are expected to run in the billions of dollars in the next decade, and we believe we are well positioned to participate in this market.

The rebuilding of the Gulf Coast area has lagged behind everyone’s expectations. It has been to our advantage to have taken a conservative approach to that area. In the future, however, we expect to participate in both single-family and multi-family modular projects there. At this point, I’m going to turn it over to Boyd to discuss the financials in more detail. Boyd?

 Boyd Plowman  — Fleetwood Enterprises, Inc. - EVP & CFO

 Thanks, Elden. We closed the quarter with positive operating income and near break-even results at the bottom line. The net loss for the second quarter was $1.2 million or $0.02 per share, compared with a net loss of $20.4 million or $0.32 per share for the second quarter of last year. The current quarter result is after deducting about $0.05 per share for real estate transactions and impairments, as well as some severance costs. A turnaround in motor homes and a reduction in travel trailer losses were the primary drivers of the significant improvement.

Now, let me be more specific regarding the operating results. Our second quarter consolidated revenues were $490 million, down about 7% from last year’s $527 million. The decline was primarily related to a 54% drop in travel trailer revenues, partially offset by a 14% increase in motor home sales. Manufactured housing revenues were slightly above the prior year. RV group sales for the quarter were down 9% to $333 million, from $365 million in the prior year. Travel trailer sales fell to $48 million this year, from $104 million a year ago. This reflects the closure of five plants since last year, and the softer market conditions of the last three quarters. Even more significant, however, have been dealer actions throughout the calendar year to reduce their inventories, which peaked in early ‘07.

For the first nine months of calendar 2007, industry-wide travel trailer retail sales were up by 3%, outpacing shipments which were down by 13% for the same period. Our own dealers began the year with particularly high levels of inventory, following a successful promotion that we ran during last year’s second quarter. This had the effect of penalizing our subsequent shipments disproportionately. Year-over-year sales declines; however, should narrow and possibly be eliminated in the third quarter, as dealer inventory levels reach equilibrium. By the fourth quarter, wholesale shipment trends should mirror those at the retail level. As expected, we have lost some business from certain east coast dealers in our entry-level products, due to higher freight costs. These dealers previously had been served by a plant in Kentucky that was closed.

The travel trailer division’s loss was reduced to $8.3 million from $14.4 million last year, despite the lower volume at the wholesale level. This was due to a slight increase in gross profit, and a 32% reduction in operating expenses. The division has been transitioning from the closure of five plants over the past two quarters, but began to benefit in Q2 from improved efficiencies and lower operating expenses.

Another $8 million of decline in RV sales came from the folding trailer division, where sales were $22 million, compared with $30 million last year. The folding trailer market has softened this year and our market share, while still dominant, has declined due to a decision to curtail some promotional activities. Nonetheless, the division was still able to generate a small operating profit for the quarter.

The brightest spot in our results is found in the motor home division, where second quarter sales increased to $264 million this year from $231 million last year. During the first nine months of this calendar year, Fleetwood motor home unit sales have outperformed a flat industry wholesale market. This is evidenced by an increase in our share of wholesale shipments from 15.5% for the first ten months of calendar ‘06, to 17.2% for the first ten months of 2007. We anticipate that this trend will translate into improved Fleetwood retail market share in the coming months.

Second quarter motor home sales were $9.9 million lower than the first quarter, yet operating profits improved slightly to $9.1 million. This translates to a 3.5% return on sales compared to a negative 0.5% in the prior year. We clearly yet have room to increase our operating margins and to that end, expect to further reduce warranty expenses and improve gross margins, albeit with some seasonal volatility.

For the RV group as a whole, gross margin increased from 10.8% to 14.1%. The primary causes for the improvement were: improved labor efficiencies in motor homes, travel trailers and folding trailers; a decrease in fringe benefit costs due to changes to retirement and healthcare plans effective to January 2007; lower sales incentives for travel trailers; and lower manufacturing overheads resulting from travel trailer plant closures. Warranty and service costs fell $5.6 million or 31%, due in part to lower travel trailer volume and the results of our quality initiatives. G&A expenses declined $2.7 million due to fewer plants and lower corporate expense allocations.

Sales for the Housing Group rose slightly to $150 million from $147 million. This year’s sales were bolstered by $11 million of modular sales to the U.S. military for base housing. Our 4% drop in shipments of HUD-Code units was actually better than the overall industry decline, resulting in improved wholesale market share. We attribute this largely to well-designed value-oriented products, improving dealer relationships as evidenced by high retailer satisfaction scores and by a meaningful increase in our points of distribution. The most difficult markets continue to be California and Florida, important states for us where we hold the number one market share position. We believe that these two significant retirement states, along with Arizona, have been especially impacted by the slowdown in the site-built housing market.

Even in difficult markets, we continue to improve our operations, however, and Housing Group gross margin rose from 21.1% to 22.9%. The primary reasons for the improvement were: a decrease in fringe benefit costs, again due to changes to retirement and healthcare plans effective January of ‘07; reduced labor costs as a percentage of sales, due to fewer lost production days this year; and lower manufacturing overheads resulting from plant consolidations. Partially offsetting these factors was an increase in shipping and handling expenses, due to higher fuel costs. SG&A expenses declined $2.9 million as a result of fewer sales promotions and shows, fewer plants, and lower corporate expense allocations. We are not counting on, nor are we likely to see, immediate improvement in this market. As you have heard, we continue to focus on improving products and market share while executing our operating strategy. Even at current volumes, we continue to be profitable.

In Q2, we generated $4.7 million in operating income, or $7.1 million before deducting impairments on real estate, net of gains from property sales. Before these real estate-related charges, this translates to a 4.7 return on sales, up from 0.9% in the prior year. Company-wide, we achieved income from operations of $4.4 million, compared to an operating loss of $15.2 million in last year’s second quarter. Notable items impacting this year’s operating income were $3.1 million of impairment charges on idle housing facilities, and $1.1 million of restructuring costs related to recently closed plants. Partially offsetting those charges was a $1.1 million gain from the sale of an idle housing plant. These items were just sufficient to push results into a small net loss position. Last year’s operating loss included $2.6 million of restructuring costs, mostly severance, and partially offset by a $1.8 million gain from the sale of two idle housing plants. Overall, gross margin rose from 14% to 17.2%, mainly due to lower labor costs, resulting from improved production efficiencies, and lower retirement and healthcare expenses.

We continue to benefit from our cost-reduction actions. In the second quarter, operating expenses for the entire company, which consist of selling, warranty and general administrative expenses, were down by $11.1 million compared to the prior year. The majority of the savings was related to lower warranty costs and reduced headcount. Consolidated warranty costs were down by $6.2 million for the quarter, as travel trailer volume has declined and quality initiatives and plant-based service have gained traction. General and administrative expenses were lower by $1.7 million, continuing a very positive trend.

Over the past two years, we have moved to exit unprofitable businesses, close unprofitable plants, and decentralize our business structure, all of which continue to reduce our costs. For the first 26 weeks of this fiscal year, we earned $10.4 million of operating income on $1 billion in sales, compared to a loss of $23.5 million in the prior year on sales of $1.1 billion. The $33.9 million year-over-year improvement in earnings was the result of a rise in gross margin from 13.9% to 16.1%, and a $20 million reduction in operating expenses, which were also down slightly as a percentage of sales for generally the same reasons as in Q2. The net loss for the first half of the year was $3.6 million or $0.06 per share, compared with a net loss of $20.8 million or $0.33 per share for the same period of the prior year. Included in last year’s results was pretax non-operating income of $18.5 million, partially offset by a non-cash deferred tax charge of $3.6 million. Both of these non-routine items were generated by the re-purchase of 1 million shares of our 6% convertible trust preferred securities at a 39% discount to their face value. The loss from discontinued operations was $0.01 a share this year, compared with $0.03 per share last year.

The combined balance of cash and marketable securities rose $21 million, compared to the end of the first quarter, mainly due to cash generated from operations and proceeds from the sale of idle properties. Since the end of our fiscal year, cash and marketable securities are down $4 million to $72 million, primarily as a result of higher chassis inventories and a reduction in liabilities. This was partially offset by $13 million of proceeds from sale of idle facilities. Overall, we believe that inventory levels are reasonable, although motor home and travel trailer finished goods were somewhat higher than expected, due to the soft market. Total bank borrowings, which consist of borrowings on the revolver, plus the term loan, were up $5 million over the prior year and $4 million over the prior quarter. For the calendar month of October, average daily unused borrowing availability in our bank facility was $70 million. When added to average qualified cash equivalents of $55 million, this provided average total liquidity for the month of $125 million. This is well in excess of a test requirement under the bank agreement of $50 million. While we expect that these balances will decline in a normal seasonal pattern during our third quarter, we are confident that our liquidity, plus cash flows from operations, will be more than sufficient to meet foreseeable cash requirements.

Looking forward to the end of calendar 2008, we have the first put/call date on December 15th, 2008, for our $100 million of 5% convertible debentures. There are a number of possibilities with regard to this debt, including either conversion to equity, depending on the market value of the stock at that time, or the issuance of equity in full or partial settlement of any amount that may be tendered. At this time our preferred strategy, in the event that debt holders exercise their put option, is to repay as much of the debt as is practicable utilizing available cash resources and/or short term borrowings. We expect to supplement existing cash and cash generated through operations with proceeds from ongoing sales of idle real estate. Proceeds from sales prior to December, 2008, are expected to be in the range of $40 million to as much as $70 million. If necessary, or desirable, we may raise proceeds in a capital markets transaction. However, our current intention would be to minimize or avoid dilution to existing shareholders, while ensuring that we have adequate capital to manage and invest in our businesses. And now I’ll turn the call back over to Elden.

 Elden Smith  — Fleetwood Enterprises, Inc. - President & CEO

 Thank you, Boyd. We continue to act aggressively to improve the company’s financial performance. We are cutting costs, we are matching our production to current demand, and we are developing and producing products that will provide incremental sales. All of these things have contributed to the improvements you have seen so far and that we believe will continue.

We are focusing on building market share. This is important to us, particularly in the current environment. In addition to its obvious use as a score card, growth in market share in a down market provides a means to counter negative industry trends and maintain or increase volume. Our feedback from the trade show in Louisville gives us some confidence that we will see additional market share gains in the RV group, especially in motor homes. In manufactured housing, we continue to emphasize product and delivery innovations to build our share in that market. In travel trailers we will continue to focus on actions similar to those that have brought us success in motor homes and housing. All of this is particularly important right now, because we don’t see any clear evidence that the markets will help us in the short term.

Longer term, we have every reason to believe that the future is bright for Fleetwood and both of our industries. Quality, affordable housing is needed now more than ever. Recreational vehicle use continues to gain advocates in an expanding universe of potential customers, and the traditional core group of buyers, those in their 50s through retirement age, continues to grow as baby boomers age. Ultimately I am confident that we will see the type of industry volumes that promise the opportunity for much higher returns. In the meantime, we will, as we did this quarter, continue to perform consistently better, improving our margins, our use of working capital, our income statement and our balance sheet quarter by quarter. That concludes our general remarks about the operating results. Operator, please open line for questions.

 QUESTION AND ANSWER

Operator

 Thank you. We’ll now begin the question-and-answer session. [OPERATOR INSTRUCTIONS]. Our first question is from David Wells from Avondale Partners. Please go ahead.

 David Wells  — Avondale Partners - Analyst

 Good afternoon. Couple of questions for you. First off, with so much speculation of a sale of your towables division, it is our impression that towables are not included in the company’s long-term financial plan. What is your end game plan for towables, and if you can’t settle on a buyer, would you be willing to shutter towables and write off losses?

 Elden Smith  — Fleetwood Enterprises, Inc. - President & CEO

 Relative to towables, all options are certainly on the table. Our objective right now is to continue to improve those operations but we wouldn’t close out any other possibility.

 David Wells  — Avondale Partners - Analyst

 All right. Great. Thank you. And then secondly, have you seen a meaningful change in your manufactured housing business over the past one to two months and perhaps in particular in the Southeast?

 Elden Smith  — Fleetwood Enterprises, Inc. - President & CEO

 Charley?

 Charley Lott  — Fleetwood Enterprises, Inc. - Pres. Housing Group

 Yes, we have, David. In the Southeast, our backlogs have dropped more so than they have in other parts of the country. Although there are parts of the country where we haven’t had backlogs all year long, especially out on the West Coast, Arizona and Florida also. But, yes, there has been a slowdown in the Southeast since about the first of September.

 David Wells  — Avondale Partners - Analyst

 Great. Thanks. And then finally, just was wondering if you could quantify the orders for RVs that you had from last week’s show in Louisville and if you could break that out by motorized and towables, that would be great.

 Paul Eskritt  — Fleetwood Enterprises, Inc. - Pres. RV Group

 I’d just as soon stick with the numbers we reported for backlog. We typically don’t break those out by type and total numbers.

 David Wells  — Avondale Partners - Analyst

 Thank you very much.

 Elden Smith  — Fleetwood Enterprises, Inc. - President & CEO

 One thing I might point out relative to the order of backlogs, as is always the case, it takes several weeks and you continue to see orders come in as a result of the show. So we wouldn’t have an absolute total number from the show right now, anyway, so I think Paul’s right, the total number that you have for backlog is the best number to work with.

 David Wells  — Avondale Partners - Analyst

 Great. Thanks.

Operator

 Our next question is from John Diffendal from BB&T Capital Markets. Please go ahead.

 John Diffendal  — BB&T Capital Markets - Analyst

 Good afternoon.

 Elden Smith  — Fleetwood Enterprises, Inc. - President & CEO

 Hi, John.

 John Diffendal  — BB&T Capital Markets - Analyst

 On the motor home dealer inventory that you reported today, I guess it’s up a few hundred units versus a year ago. Talk about that a little bit. You know, especially in light of just current conditions. And is that — is some of that mix new product? Is it — or do you think it’s just crept up a little bit?

 Paul Eskritt  — Fleetwood Enterprises, Inc. - Pres. RV Group

 John, this is Paul. We’re seeing the growth in a couple areas. One is our Class C area, which in the spring we introduced a new — two new products, the Ranger and the Sport product under the Tioga/Jamboree brand name. Some of the growth is due to that and also we’re just starting to ship some of our Icon and Pulse product, our Sprinter-based product, so there’s a little bit of growth based on that. So you’re seeing it in Class Cs. You’re also seeing some growth in our diesel area in the marketplace. As you’ve seen, some of our margins have gone up; it’s based on mix toward diesel side. You’re seeing some of our inventory grow there. So, those are really the two biggest areas.

 John Diffendal  — BB&T Capital Markets - Analyst

 So, as far as just your view of just the level and what’s out there, you’re okay with what that level is?

 Paul Eskritt  — Fleetwood Enterprises, Inc. - Pres. RV Group

 Overall, I’m very comfortable. I’m comfortable with the growth in the C inventory and on the diesel side. Reception to our products has been fairly well with a lot of life cycle changes we went through in the model year 2008. And then you’ll probably see that grow a little bit more with our new American Allegiance product that rolled out.

 Elden Smith  — Fleetwood Enterprises, Inc. - President & CEO

 With the improvement that we’ve seen in our market share, we also believe that we’re picking up shelf space from competitors.

 John Diffendal  — BB&T Capital Markets - Analyst

 That’s good. I guess in the Q you discussed some positive conclusions on the full body paint in Riverside but you mentioned there were certain conditions, some of which you were trying to roll back from the Board. Can you talk about that a little bit and I guess at least on one of them, you were trying to get one reversed. I’m curious what that was, and in that situation.

 Paul Eskritt  — Fleetwood Enterprises, Inc. - Pres. RV Group

 John, it’s Paul again. We did receive our permanent variance. Any time you get a variance, you’re subject to a number of conditions to keep that permanent variance. That’s not abnormal. We did get our permanent variance. There is one part of that that we would like to modify and that’s the part we are working on with the Board in CalOSHA. Don’t want to really get into the specifics of what the issue is, but overall, I mean, we’re very pleased. We got our permanent variance. We would just like a modification on that.

 John Diffendal  — BB&T Capital Markets - Analyst

 It’s not a condition that’s just completely too onerous, is it? It’s just something you would just like to roll back?

 Paul Eskritt  — Fleetwood Enterprises, Inc. - Pres. RV Group

 Some of it may be too onerous or not. Some of it’s how critical of a condition it is. We’re trying to work through the details right now, actually with both CalOSHA, primarily first, before we go to the Appeals Board. We have had conversations with CalOSHA very recently, as in this week. Both sides seem to want to work through the issues and so that’s a good thing.

 Elden Smith  — Fleetwood Enterprises, Inc. - President & CEO

 We’re very pleased with the cooperation and the openness that the agencies are showing to look for a way around the differences we have.

 John Diffendal  — BB&T Capital Markets - Analyst

 I’ll let others ask questions. Congratulations.

 Paul Eskritt  — Fleetwood Enterprises, Inc. - Pres. RV Group

 Thank you.

Operator

 Next question is from Ian Zaffino from Oppenheimer Company. Please go ahead.

 Ian Zaffino  — Oppenheimer Co. - Analyst

 Thank you. Just a couple questions here. First one being on the travel trailer side. How should we think about utilization rates? They were down significantly year-over-year, despite closing plants. If you were to, let’s just say — what is your targeted utilization there and what would it take to get back to last year’s levels or are these kind of a steady state levels we’re looking at, just kind of some sensitivity there, thanks.

 Paul Eskritt  — Fleetwood Enterprises, Inc. - Pres. RV Group

 This is Paul. We made a decision to close plants back when we did. With that came a footprint of building certain brands and levels of product out of each of our remaining factories. So we’re kind of at the footprint that we want to be. As Boyd alluded to in the opening comments, what you’re seeing out there is we did quite a bit of pipeline fill last fall, winter, while the market was starting to adjust downward and dealers were adjusting inventories down and that has hampered to some extent our ability as dealers have come down on our inventory quicker because we were very high in inventory a year ago, has hampered really our shifts and also capacity utilization as a result of that. So I expect as we reach equilibrium with kind of the retail market, in the next couple, three months you’ll see our capacity utilization start to go up.

 Ian Zaffino  — Oppenheimer Co. - Analyst

 Okay. And what type of level of utilization do you need to become profitable there?

 Paul Eskritt  — Fleetwood Enterprises, Inc. - Pres. RV Group

 A lot of that will depend on how efficient we’re running. Again, the more efficiency you run, the more capacity that does create, so it is variable to some extent. That’s just a straight calculation on percent capacity. So a lot of it will depend on our efficiencies that we run. We’ve also got — we also only figure in a first round, first one-time shift. You can go to multiple shifts. But I would target on a one shift operation, you’re probably looking in the 80 to 90%, based on today’s utilization— I mean, today’s efficiency rates.

 Ian Zaffino  — Oppenheimer Co. - Analyst

 Okay. And then second question would be at Elden, how do you think about the three different businesses within the RV unit? Are they synergistic? Are they separate-able? How should we think about that and how are you thinking about that?

 Elden Smith  — Fleetwood Enterprises, Inc. - President & CEO

 Okay. With the organization changes we made in the last couple of years to separate business units, they are certainly very separate-able. They are independent operating units right now within the RV Group. So that could certainly be done. As far as synergies go, not a great deal of synergy from a manufacturing standpoint. Some synergy from a materials volume standpoint. And some synergy from a dealer relationship standpoint where you get a dealer that would like to deal with one manufacturer for all the products. But I do believe that they certainly are independent enough that they could be separated.

 Ian Zaffino  — Oppenheimer Co. - Analyst

 Thank you very much.

 Elden Smith  — Fleetwood Enterprises, Inc. - President & CEO

 You’re welcome.

Operator

 Our next question is from Jay McCanless from FTN Midwest. Please go ahead.

 Jay McCanless  — FTN Midwest Research - Analyst

 Hey, good afternoon, everybody.

 Elden Smith  — Fleetwood Enterprises, Inc. - President & CEO

 Good afternoon.

 Jay McCanless  — FTN Midwest Research - Analyst

 Got two or three questions for you. The first one, looking ahead to December of ‘08 and the put and the potential payment that you would have to make on the 5% convertibles, can you give us an idea of what amount of cash and qualified cash you would like to have on hand to run the business, just so we can start looking ahead and getting an idea of what potential, if you do have to pay out shares or if they get converted, what the effects of that would be.

 Boyd Plowman  — Fleetwood Enterprises, Inc. - EVP & CFO

 Pretty difficult to do, because one of the big drivers of that is working capital. And that’s highly dependent upon revenue levels. So if we’re operating all of our existing businesses and if businesses have improved, we will have higher utilization of working capital and therefore would require more cash in the business. On the other hand, accompanying that would be a higher stock price, I suspect. So if revenue levels are still weak at that point as a result of market conditions, then that would decrease the amount of cash that we would need in the business.

 Jay McCanless  — FTN Midwest Research - Analyst

 Okay.

 Boyd Plowman  — Fleetwood Enterprises, Inc. - EVP & CFO

 The weaker conditions are and probably the weaker the stock price, the more likely we are to have more excess cash, paradoxically.

 Jay McCanless  — FTN Midwest Research - Analyst

 Okay. Then and looking at other things that might pull more cash from the business, I noticed that in the Q today that Coleman has filed a new claim in addition to the claim that I know is scheduled to be heard sometime next year. Could you discuss that new claim and what effect that could have on the reserve that you all have already taken for the previous settlement?

 Elden Smith  — Fleetwood Enterprises, Inc. - President & CEO

 The new claim relates to some questions that they have relative to whether or not we have continued to use the name inappropriately in some of our brochures and website. We have used the name in a way that we think is the normal course of business, basically only to indicate that we acquired the folding trailer operation from the Coleman Company. We are in discussions — our attorneys are in discussions with Coleman’s attorneys and it does not appear at this point that this one is going to be real onerous. We hope and expect that we will be able to reach some sort of agreement relative to this. It does not relate to the other two lawsuits, though.

 Jay McCanless  — FTN Midwest Research - Analyst

 And then switching gears to RVs, specifically just wanted to get an idea of what discounting Fleetwood is having to do for both towables and motorized on the 2008 product and also if you could give us any color on what you’ve heard about competitors doing and maybe where Fleetwood relates to its competitors.

 Paul Eskritt  — Fleetwood Enterprises, Inc. - Pres. RV Group

 This is Paul. On the motor home side, discounting is very sporadic for the most part. Manufacturers have adjusted capacities. There are, again, pockets of discounting out there, depending on what each of the competitor’s yards look like or certain slow-moving models. But in general, I think that’s under control. On the travel trailer side, we’ve seen over the last month or two, again, sporadic, but definitely more aggressive discounting going on out in the marketplace, as we head into the winter. From our standpoint, what we normally do on the motor home side, we’ve been pretty religious about running a retail program every quarter to help our dealers freshen up their aged inventory. We continue to do that. On the travel trailer side, one of the points Boyd made, we did cut down our incentives this past quarter and we look kind of toward the future. We’ve done some flooring programs and we do look to the future to helping our dealers retail through some of the aged units, so that’s what you can expect from us.

 Jay McCanless  — FTN Midwest Research - Analyst

 Okay. then sticking with flooring for a second, what is the general sense that you get from your dealers about how stretched they are on their floorplans or whether they feel more comfortable about their floorplan liabilities, just to maybe get a sense of future demand.

 Paul Eskritt  — Fleetwood Enterprises, Inc. - Pres. RV Group

 My general feeling is there may be a little bit in the industry, given the recent — little bit of recent slowdown in the motor home buying side, maybe a little bit of high inventories and little bit of stretch on their flooring. But my view is they have plenty of flooring; they’re just managing it a lot better than how they used to manage it many years ago. They’re on top of it a lot earlier in the game. Travel trailer, you’ve seen, I think, the adjustment in dealer inventory downward over the last number of months. I think those inventories, really industry-wide, are pretty much in line with where they need to be. So I’m not sure — I’m not sure there’s a lot of dealers that have a lot of problems as to the flooring. I just think they manage it very well.

 Elden Smith  — Fleetwood Enterprises, Inc. - President & CEO

 This is Elden. My sense is that the dealers are doing an excellent job and have been for several months of managing their inventory levels to what they expect their sales levels to be. And we haven’t seen anywhere near the concern or potential problems that we might have seen in previous slowdowns.

 Jay McCanless  — FTN Midwest Research - Analyst

 Okay. Great. Thank you.

 Elden Smith  — Fleetwood Enterprises, Inc. - President & CEO

 Thank you.

Operator

 Next question is from Robert Rodriguez from First Pacific Advisors. Please go ahead.

 Robert Rodriguez  — Pacific Advisors - Analyst

 Good afternoon, gentlemen. Just a couple of quick questions. I was curious about the inventory situation you have, just on the financials which show down 7% over year-over-year pretty much in line with revenues. How should we look at where inventories might reside, let’s say by the end of this fiscal year and what you might think about pulling cash out or cash usage. And secondly, if you could give us a sense of where you think the total cash would be for the company to begin this next fiscal year.

 Boyd Plowman  — Fleetwood Enterprises, Inc. - EVP & CFO

 Bob, this is Boyd. My sense is that with regard to inventories, by the end of the fiscal year we would expect them to be certainly no higher than they were at the end of the second quarter and probably just a bit lower, but only perhaps low single-digit reductions. With regard to cash, my guess is that we would be a few million dollars short of where we were at the end of Q2.

 Robert Rodriguez  — Pacific Advisors - Analyst

 Okay. And following up, on the balance sheet here, one other thing and then I have just one last question. That would be in the other long-term liabilities, it popped up in the prior quarter, came down here. What is the other long-term debt that you have in there?

 Boyd Plowman  — Fleetwood Enterprises, Inc. - EVP & CFO

 Is that the 20 million — roughly $20 million?

 Robert Rodriguez  — Pacific Advisors - Analyst

 It’s $18.8 million, up from $4.4 million the prior year.

 Boyd Plowman  — Fleetwood Enterprises, Inc. - EVP & CFO

 That’s the term loan that’s related to the revolver and it was just — it was a reclassification. We basically renewed it and it had been classified as current prior to that.

 Robert Rodriguez  — Pacific Advisors - Analyst

 Okay. Prior was current. All right. And the last thing is is for Elden, and that would be how do you view your plant situation where you are right now? Can you give us a sense of — assuming that business conditions are no better than where they are today or worse next year, what might be your contingency plans?

 Elden Smith  — Fleetwood Enterprises, Inc. - President & CEO

 We do have a few additional consolidations that we would make. In the Housing Group, would involve moving out of some of the markets that might have been marginal for us, so we certainly could do that. We have, and are looking at, additional overhead opportunities throughout our organization to consolidate from that standpoint and I think we have some opportunity there. But I’m pretty comfortable. The footprint that we have in motor homes I think is the right footprint and would work for anything we anticipate at this point. Travel trailers, we could probably see additional consolidation if necessary, and in housing we could see some additional consolidation.

 Robert Rodriguez  — Pacific Advisors - Analyst

 When you say more consolidation either in the housing or travel trailer, care to put a number on that?

 Elden Smith  — Fleetwood Enterprises, Inc. - President & CEO

 Not at this point, because at this point we feel quite comfortable that we will be able to operate with what we see. It would be maybe one or two plants in each case at the most.

 Robert Rodriguez  — Pacific Advisors - Analyst

 One or two plants. Okay. And my final question would be in terms of the credit crisis that’s been going on and the credit crunch, how have you seen recent trends at the bank-supplied financing. And secondly, the results of, shall we say, some of the financing another company raised earlier this year, well basically over at Clayton, how that is affecting the industry and you in particular.

 Boyd Plowman  — Fleetwood Enterprises, Inc. - EVP & CFO

 We’re talking about manufactured housing.

 Robert Rodriguez  — Pacific Advisors - Analyst

 On manufactured housing, yes.

 Boyd Plowman  — Fleetwood Enterprises, Inc. - EVP & CFO

 We are — with regard to bank financing, I think we probably seen a little bit more conservative approach taken by many banks and I don’t think our industry’s been singled out. It’s just been that the crunch, as you described it, has just made them a bit more conservative kind of across the board. What that has resulted in is an opportunity for some of the national lenders to gain market share and I think we’re seeing that happen. We haven’t really seen any tightening of availability, but there’s been a shift in shares, I guess, from some — from local banks and institutions toward some of the national lenders and one of those is in the Berkshire Hathaway camp and that I don’t think is to be unexpected. And overall, we, as Elden mentioned in his remarks, we look forward, after some of the initial dislocations are worked through, we look forward to a more level playing field from the finance standpoint than we’ve had over the past several years.

 Robert Rodriguez  — Pacific Advisors - Analyst

 Thank you very much, gentlemen.

Boyd Plowman and Elden Smith: Thank you.

Operator

 Next question is from Alvin Concepcion, from Citigroup. Please go ahead.

 Alvin Concepcion  — Citigroup - Analyst

 Thanks. Wondering if you guys were encountering any availability issues on the Sprinter chassis.

 Paul Eskritt  — Fleetwood Enterprises, Inc. - Pres. RV Group

 This is Paul. We have been able to secure the chassis that we need to date to be able to build based on what our retail position is right now. So although there is a worldwide shortage of these chassis and as we’re ramping this production up, we have been able to secure the chassis we’ve needed.

 Alvin Concepcion  — Citigroup - Analyst

 Okay, great. And then, you’ve had some decent profitability in manufactured housing. There’s some weakness there. Looking into third quarter, would you still expect to be profitable?

 Boyd Plowman  — Fleetwood Enterprises, Inc. - EVP & CFO

 We really haven’t provided guidance on a segment by segment basis. As you do know, the third quarter is seasonally weaker from — in all of our businesses beyond the macroeconomic situation.

 Alvin Concepcion  — Citigroup - Analyst

 Thank you.

Operator

 Next question is from Eliott Glazer from DuPasquier & Co. Please go ahead.

 Eliott Glazer  — DuPasquier & Co. - Analyst

 I would like to zero in a little closer please on the travel trailer operation. Do you have any kind of rough estimate of how much of your book value, your shareholders’ equity of $83 million, is tied up in travel trailers?

 Elden Smith  — Fleetwood Enterprises, Inc. - President & CEO

 We’re thinking.

 Eliott Glazer  — DuPasquier & Co. - Analyst

 Any rough guess, within 5 or $10 million, will be helpful. Reason I’m asking is, could this division be sold? Is there a buyer someplace out there, because clearly your lowest gross margins offering here and I think your overall operation would benefit if you could just either sell it or sell part of it or shut it down without impacting shareholders’ equity to the point where you’re in violation of your loan covenants.

 Elden Smith  — Fleetwood Enterprises, Inc. - President & CEO

 It’s certainly possible that it could be sold.

 Eliott Glazer  — DuPasquier & Co. - Analyst

 So it could be sold. What is your — obviously, you would like to have a better environment to sell it in. But let’s face it, nobody knows when the subprime crisis is going to be over. It could be years. Is this something that you’re considering on an active basis, whether or not to sell it?

 Elden Smith  — Fleetwood Enterprises, Inc. - President & CEO

 We have a variety of strategic options involving not just that business, but the others. And believe me, all of them are under consideration.

 Eliott Glazer  — DuPasquier & Co. - Analyst

 That’s very helpful. If you could just give me a rough ballpark guess, within 5 or $10 million, of the book value, shareholders’ equity there, that would be helpful.

 Boyd Plowman  — Fleetwood Enterprises, Inc. - EVP & CFO

 Probably in the neighborhood of $25 million.

 Eliott Glazer  — DuPasquier & Co. - Analyst

 Therefore, we could if we had to write the whole darn thing off without being in violation of our loan covenants.

 Boyd Plowman  — Fleetwood Enterprises, Inc. - EVP & CFO

 Yeah, that would be possible, if that was what was required.

 Eliott Glazer  — DuPasquier & Co. - Analyst

 Okay. Thank you very much.

Operator

 Question is from Vito [Menza] from Sandler Capital.

 Vito Menza  — Sander Capital - Analyst

 Hi, guys. Great, great operating job in a tough quarter. Just a question for you. In looking at the cash flow statement and trying to just kind of rectify it with the P&L, looks like there’s a $0.06 non-cash benefit or so to net income from the decrease in warranty expense reserves and two questions. Was that something that changed when you gave original guidance in early November? You know, did you go back and do the actuarial work on that? And then the second part is, how sustainable is that going forward?

 Andy Griffiths  — Fleetwood Enterprises, Inc. - Sr. VP, CAO

 This is Andy. Frankly, what has happened to the warranty reserve is it is just gradually drifted down over time, as we have reduced our warranty costs internally and based on some of the low revenues and the reduction in the number of plants that we’ve had. I don’t think it’s anything more significant than that.

 Vito Menza  — Sander Capital - Analyst

 Okay. That is like a $3.6 million non-cash item. I’m just wondering where that gets passed through exactly in net income. Is it in the RV division’s operating profit?

 Andy Griffiths  — Fleetwood Enterprises, Inc. - Sr. VP, CAO

 It’s really in all our businesses. I think the warranty reserve has, in fact, come down in pretty much every business that we’re in. So it’s spread between the different divisions.

 Vito Menza  — Sander Capital - Analyst

 Okay. Thank you.

Operator

 Next question is from Chris Cook from Zazove. Please go ahead.

 Chris Cook  — Zazove - Analyst

 You may have addressed this. Any thoughts to buying back either the 5%s early, given where they are trading, or even looking at the 6% trust preferreds, given that their current yield is probably 11 and 12%?

 Boyd Plowman  — Fleetwood Enterprises, Inc. - EVP & CFO

 You know, we always just as a matter of routine think about those things. With regard to just allocation of resources, the most logical one of those two would be the 5%s. But those things are always on the table.

 Chris Cook  — Zazove - Analyst

 Okay.

Operator

 (OPERATOR INSTRUCTIONS). There are no further questions.

 Elden Smith  — Fleetwood Enterprises, Inc. - President & CEO

 Okay. No further questions. I just want to thank everyone for joining us today and we look forward to talking with you next quarter. Thank you very much.

Operator

 That concludes today’s teleconference. You may all disconnect at this time. Thank you for participating.

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